Exhibit F
RESTRICTED STOCK AGREEMENT
Execution Copy
SUPERIOR OFFSHORE INTERNATIONAL, INC.
RESTRICTED STOCK AGREEMENT
(2007 Stock Incentive Plan)
          This Restricted Stock Agreement (“Agreement”), entered into as of the 19th day of April, 2007 (the “Effective Date”), is between Superior Offshore International, Inc., a Delaware corporation (the “Company”), and R. Joshua Koch, Jr. (the “Employee”).
          WHEREAS, the Company and the Employee are entering into an Employment Agreement, dated as of April 19th, 2007 (the “Employment Agreement”), contemporaneously with this Agreement;
          WHEREAS, the Board of Directors of the Company approved the Grant described below on April 16, 2007;
          WHEREAS, to carry out the purposes of the Superior Offshore International, Inc. 2007 Stock Incentive Plan (the “Plan”), shares of restricted Common Stock (as defined below) are hereby granted to the Employee in accordance with this Agreement; and
          WHEREAS, the Company and Employee agree as follows:
          1. Award of Common Stock. The Company hereby grants (the “Grant”) to Employee 513,333 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, which shall be subject to the restrictions on transferability set forth in Section 2(d) herein (the “Restrictions”) and to the other provisions of this Agreement.
          2. Restricted Period.
               (a) During the period commencing on the Effective Date and ending on October 25, 2011 (the “Restricted Period”), the Shares shall be subject to the Restrictions and any other restrictions as set forth herein. The Restrictions shall lapse and expire as to the Shares in accordance with the following schedule provided the Employee has been continuously employed by the Company from the Effective Date through the lapse date:

Percentage of Total
Number of Restricted Shares as to
Lapse Date	Which Forfeiture Restrictions Lapse
October 25, 2007	20%
October 25, 2008	An additional 20%
October 25, 2009	An additional 20%

Percentage of Total
Number of Restricted Shares as to
Lapse Date	Which Forfeiture Restrictions Lapse
October 25, 2010	An additional 20%
October 25, 2011	The final 20%
                    The Shares which are subject to the Restrictions shall hereinafter be referred to as “Restricted Shares.” The Shares which are no longer subject to the Restrictions as set forth above and in paragraph (f) below shall hereinafter be referred to as “Transferable Shares.”
               (b) The Company shall effect the issuance of the Shares out of authorized but unissued shares of Common Stock or out of treasury shares of Common Stock and shall also effect the issuance of a certificate or certificates for the Shares. Each certificate issued for Restricted Shares to the Employee, if any, shall be registered in Employee’s name and shall be either deposited with the Secretary of the Company or its designee in an escrow account or held by the Secretary of the Company, at the election of the Company, together with stock powers or other instruments of transfer appropriately endorsed in blank by Employee (Employee hereby agreeing to execute such stock powers or other instruments of transfer as requested by the Company). Such certificate or certificates shall remain in such escrow account or with the Secretary of the Company until the corresponding Restricted Shares become Transferable Shares as set forth in paragraph (a) above or paragraph (f) below. Certificates representing the Restricted Shares shall bear a legend in substantially the following form:
“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE SUPERIOR OFFSHORE INTERNATIONAL, INC. 2007 STOCK INCENTIVE PLAN AND AN AWARD AGREEMENT. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE OFFICES OF SUPERIOR OFFSHORE INTERNATIONAL, INC., 900 S. COLLEGE ROAD, SUITE 301, LAFAYETTE, LOUISIANA.”
The Company may place appropriate stop transfer instructions with respect to the Restricted Shares with the transfer agent for the Common Stock. Upon Restricted Shares becoming Transferable Shares, the Company shall effect, in exchange for the legended certificates, the issuance and delivery of a certificate or certificates for such Shares to the Employee free of the legend set forth above.
               (c) Except as provided in Section 13, the Employee shall, during the Restricted Period, have all of the other rights of a stockholder with respect to the Shares including, but not limited to, the right to receive dividends, if any, as may be declared on such Restricted Shares from time to time, and the right to vote (in person or by proxy) such Restricted Shares at any meeting of stockholders of the Company.
               (d) The Restricted Shares and the right to vote the Restricted Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of Employee or any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares during the Restricted Period, unless the Restrictions have then expired pursuant to the provisions of paragraph (a) above or paragraph (f) below. This provision shall not prohibit Employee from granting revocable proxies in customary form to vote the Shares.
               (e) If the status of employment (hereinafter referred to as “employment”) of Employee with the Company and its Subsidiaries (as defined in the Plan) shall terminate prior to the expiration of the Restricted Period by reason of death or Disability or as a result of the termination of employment by the Company without Cause or as a result of the termination of employment by Employee for Good Reason, the Restrictions on any Restricted Shares held by such Employee shall immediately lapse. If the employment of Employee shall terminate prior to the expiration of the Restricted Period for any other reason not specified in the immediately preceding sentence, then, in that event, any Restricted Shares outstanding shall thereupon be forfeited by Employee to the Company, without payment of any consideration or further consideration by the Company, and neither the Employee nor any successors, heirs, assigns or legal representatives of Employee shall thereafter have any further rights or interest in the Restricted Shares or certificates therefor, and Employee’s name shall thereupon be deleted from the list of the Company’s stockholders with respect to the Restricted Shares.
               (f) Upon the occurrence of a Change in Control (as defined in the Plan), any Restrictions on the Restricted Shares set forth in this Agreement shall be deemed to have expired, and the Restricted Shares shall thereby be Transferable Shares.
               (g) If the employment of Employee with the Company shall terminate prior to the expiration of the Restricted Period, and there exists a dispute between Employee and the Company as to the satisfaction of the conditions to the release of the Shares from the Restrictions hereunder or the terms and conditions of the Grant, the Shares shall remain subject to the Restrictions until the resolution of such dispute, regardless of any intervening expiration of the Restricted Period, except that any dividends that may be payable to the holders of record of Common Stock as of a date during the period from termination of Employee’s employment to the resolution of such dispute shall:
     (1) to the extent to which such dividends would have been payable to Employee on the Shares, be held by the Company as part of its general funds, and shall be paid to or for the account of Employee only upon, and in the event of, a resolution of such dispute in a manner favorable to Employee, and
     (2) be canceled upon, and in the event of, a resolution of such dispute in a manner unfavorable to Employee.
          3. Taxes. To the extent that the receipt of the Restricted Shares, Transferable Shares, or the lapse of any Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or, if the Company so determines, shares of unrestricted

Common Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reasons of such resulting compensation income. Employee agrees to notify the Company promptly of any tax election made by Employee with respect to the Shares.
          4. Changes in Capital Structure. If the outstanding shares of Common Stock shall at any time be changed or exchanged or augmented by declaration of a stock dividend, stock split, combination of shares, merger, consolidation, recapitalization or similar event, the Shares, being outstanding shares of Common Stock, shall be treated in the same manner as all other issued and outstanding shares. Any cash, property or securities into which the Shares are so changed or exchanged or so augmenting the Shares or so issued in respect of the Shares shall be subject to the Restrictions in the same manner as the Shares.
          5. Compliance with Securities Laws.
               (a) Employee represents and warrants to the Company that Employee is acquiring the Shares for his own account, for investment, and without a view to any sale or distribution thereof in violation of any federal or state securities laws. Employee understands that the grant of the Shares to Employee has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and, accordingly, that in addition to the other restrictions placed on the Shares by this Agreement, the Shares may not be offered, sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered in absence of either (a) an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws or (b) an opinion of counsel satisfactory to the Company that such registration is not required.
               (b) Employee agrees that the certificates representing the Shares (whether the Shares are Restricted Shares or Transferable Shares) shall bear a legend in substantially the following form:
          “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED IN THE ABSENCE OF EITHER (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (2) AN OPINION OF COUNSEL SATISFACTORY TO SUPERIOR OFFSHORE INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”
               (c) Upon the execution of this Agreement and receipt of any certificates for the Shares pursuant to this Agreement, Employee (or Employee’s legal representative upon Employee’s death or disability) will enter into such additional written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.
          6. Employment Relationship. Employee shall be considered to be in the employment of the Company as long as he remains as an employee of the Company or its Affiliates. Any questions as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee (as defined in the Plan), with the advice of the employing corporation (if an Affiliate of the Company), and the Company’s determination shall be final. For purposes of this Agreement, “Affiliates” shall mean any “parent corporation” of the Company and any “subsidiary corporation” of the Company within the meaning of Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended.
          7. Binding Effect. The terms and conditions hereof shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Employee, including, without limitation, Employee’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Employee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.
          8. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):
(a) To the Company:
Superior Offshore International, Inc.
900 S. College Road, Ste. 301
Lafayette, Louisiana 70503
Attn: General Counsel
with a copy to (which copy shall not constitute notice):
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77005
Attn: William S. Anderson
To the Employee:
R. Joshua Koch, Jr.
900 S. College Road, Ste. 301
Lafayette, Louisiana 70503
          9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration in Houston, Texas by one arbitrator appointed in the manner set forth by the American Arbitration Association. Any arbitration proceeding pursuant to this paragraph shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.
          10. Release. The Employee hereby irrevocably releases the Company and its predecessors (including Superior Offshore International, L.L.C.) and each and every affiliate, officer, member, shareholder, manager, director and employee of the Company and its predecessors (including Superior Offshore International, L.L.C.) (the “Releasees”) from any claims, liabilities, costs, expenses, actions, suits or demands however arising, whether at law or in equity, contingent, known or unknown, which the Employee or his heirs, successors or assigns may have or assert against the Releasees as of the date of the Effective Date in respect of any ownership interest in the Releasees or in connection with or arising out of any employment relationship with the Releasees prior to the Effective Date (including claims for breach of any contract relating to employment or compensation, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance); provided, however, that this release shall not apply to the Employee’s rights to accrued but unpaid salary, accrued but unpaid vacation and unpaid reimbursable expenses, in each case to the extent accrued prior to the Effective Date; provided, further, that this release shall not apply to any rights, benefits, obligations or restrictions arising under this Agreement or the Employment Agreement on or after the Effective Date.
          11. Entire Agreement and Amendments. This Agreement and the Employment Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof and thereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company or any of its predecessors (including Superior Offshore International, L.L.C.). Without limiting the scope of the preceding sentence, all understandings and agreements between the Employee, on the one hand, and the Company or any of its predecessors or their respective shareholders, members, managers or officers, on the other hand, preceding the date of execution of this Agreement and the Employment Agreement and relating to the subject matter hereof or thereof are hereby null and void and of no further force and effect. For the avoidance of doubt, Employee and Company hereby agree that this Agreement and the Employment Agreement supersede the letter agreement, dated November 15, 2006, between Employee, Company and Superior Offshore International, L.L.C., which letter agreement the parties hereby agree is terminated and of no further force and effect and no party thereto shall have any liability or further obligation pursuant thereto except for Section 4(c) thereof, which shall survive termination indefinitely. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
          12. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

          13. Dividends. Notwithstanding the provisions of Section 2(c), Employee shall not receive any dividends declared by the Company prior to April 25, 2007 that are paid prior to, on or after the consummation of the Initial Public Offering. For the avoidance of doubt, Employee understands and agrees that Employee will not receive any portion of the dividend referred to under the caption “Use of Proceeds” in the Prospectus, dated April 19, 2007, filed by the Company with the Securities and Exchange Commission.
          14. Certain Defined Terms. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, the terms “Cause”, “Disability” and “Good Reason” shall have the meanings ascribed to such terms in the Employment Agreement. The term “Initial Public Offering” shall mean an initial public offering of Common Stock by the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.
          15. Governing Law. The execution, validity, interpretation, and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware except to the extent pre-empted by federal law.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

SUPERIOR OFFSHORE INTERNATIONAL, INC.

By:	/s/ James J. Mermis Authorized Officer

EMPLOYEE

/s/ R. Joshua Koch, Jr. Name: R. Joshua Koch, Jr.